UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
 ________________________________
FORM 8-K
 ________________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 2, 2017

 ________________________________
Bravo Brio Restaurant Group, Inc.
(Exact name of registrant as specified in its charter)
  ________________________________

Ohio	001-34920	34-1566328
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Goodale Boulevard, Suite 100, Columbus, Ohio	43212
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 614-326-7944
Not Applicable
Former name or former address, if changed since last report
   ________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [ ]

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
In a press release dated October 2, 2017, Bravo Brio Restaurant Group, Inc. (the “Company”) announced that it is appointing Diane D. Reed to serve as the Company’s Chief Financial Officer, Treasurer and Secretary and principal accounting and financial officer, effective October 2, 2017.
Ms. Reed previously served as the Company’s Vice President of Finance and Chief Accounting Officer from 2007 to 2016. From 2016 until her current appointment as the Company’s Chief Financial Officer, Treasurer and Secretary, Ms. Reed served as Executive Vice President of Finance for Frischs Restaurants, Inc., a privately owned restaurant chain with locations in Ohio, Indiana and Kentucky. From 2004 to 2007 Ms. Reed served as Vice President and Controller for Wendy’s Brand at Wendy’s International, Inc. Ms. Reed held various positions in financial services, third party administration, compensation and benefits at Nationwide Insurance from 1999 to 2004 and was Controller at Donato’s Pizza from 1994 to 1999. Ms. Reed previously served as a Senior Auditor with KPMG LLP from 1980 to 1983. Ms. Reed earned a Bachelor of Science in Business Administration degree from the Ohio State University and is a certified public accountant.
In connection with her appointment, the Company entered into an Employment Agreement with Ms. Reed which entitles her to a base salary of $265,000 per annum and participation in the Company's benefit plans, including a cash bonus and equity plan. Ms. Reed’s employment agreement further provides her with one year of continued base salary in the event that her employment is terminated by the Company without “Cause” or by her for “Good Reason” within the first year of her employment and two years of continued base salary in the event that her employment is terminated by the Company without “Cause” or by her for “Good Reason” after the one year anniversary of her employment. In addition, Ms. Reed’s Employment Agreement provides that if Ms. Reed’s employment with the Company is terminated by the Company without “Cause” or by Ms. Reed for “Good Reason” within twenty-four (24) months following a Change in Control (as defined in the Bravo Brio Group, Inc. Stock Incentive Plan) then Ms. Reed shall be entitled to twenty-four (24) monthly payments equal to the amount it would cost Ms. Reed for the monthly COBRA premiums for Ms. Reed and her eligible dependents based on her coverage under the Company’s applicable plans as of the termination date, with each monthly payment to be reduced by the amount that an active employee would be required to pay for such coverage under the applicable Company plans for such month. Any such medical benefit continuation coverage shall cease earlier if and when Ms. Reed becomes eligible to participate in the health plan of a subsequent employer.
For purposes of Ms. Reed’s Employment Agreement, “Cause” generally means Ms. Reed’s fraud or material dishonesty in connection with her duties to the Company, her failure to substantially perform the duties of her position which, if curable, is not cured within 10 business days after written notice, her conviction of a felony or plea of guilty or no contest to a charge or commission of a felony, or her commission of any act or violation of law that could reasonably be expected to bring the Company into material disrepute or adversely affect her ability to perform her duties for the Company. For purposes of Ms. Reed’s employment agreement, “Good Reason” generally means, without the consent of Ms. Reed, a material diminution in Ms. Reed’s base salary, a material diminution in Ms. Reed’s authority, duties, or responsibilities, a change in Ms. Reed’s principal office to a location more than 100 miles from Columbus, Ohio, or any other action or inaction that constitutes a material breach by the Company of the employment agreement.
Ms. Reed’s right to severance is conditioned upon her refraining from competing with the Company for the two years following her termination of employment and upon her compliance with confidentiality, non-solicitation (for two years post-termination) and non-disparagement obligations under her employment agreement. Ms. Reed’s right to severance is also conditioned upon her execution and non-revocation of a general release of claims.
The foregoing description of the Employment Agreement with Ms. Reed is qualified in its entirety by reference to the full text of such Employment Agreement, which is filed as Exhibit 10.1 to this Form 8-K.
There are no arrangements or understandings between Ms. Reed and any other persons pursuant to which Ms. Reed was elected as an officer. Ms. Reed has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Ms. Reed does not have a family relationship with any member of the Board or any executive officer of the Company.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1 Employment Agreement, dated as of October 2, 2017, by and between Bravo Brio Restaurant Group, Inc. and Diane D. Reed.
99.1 Press release dated October 2, 2017 entitled, “Bravo Brio Restaurant Group, Inc. Names Diane D. Reed as Chief Financial Officer”.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bravo Brio Restaurant Group, Inc.

October 2, 2017	By:	/s/ Diane D. Reed
	Name:	Diane D. Reed
	Title:	Chief Financial Officer, Treasurer and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated as of October 2, 2017, by and between Bravo Brio Restaurant Group, Inc. and Diane D. Reed.

99.1	Bravo Brio Restaurant Group, Inc. Names Diane D. Reed as Chief Financial Officer.